Putnam Emerging Markets Equity Fund, August 31, 2017, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		                   172
Class B				     4
Class C				     7
Class M				     1

72DD2 (000s omitted)

Class R                              6
Class Y		                   147

73A1

Class A				 0.084
Class B				 0.022
Class C				 0.024
Class M				 0.038

73A2

Class R                          0.085
Class Y		                 0.107


74U1	(000s omitted)

Class A			         2,404
Class B			           180
Class C			           394
Class M				    49

74U2	(000s omitted)

Class R			            86
Class Y			         1,916

74V1

Class A                          11.82
Class B                          11.41
Class C                          11.37
Class M                          11.58

74V2

Class R                          11.77
Class Y                          11.94


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.